Exhibit 99.1

MARK SCHILLER, CEO OF THE HAIN CELESTIAL GROUP,
ELECTED TO KONTOOR BRANDS BOARD OF DIRECTORS

GREENSBORO, N.C. - May 6, 2021 - The Board of Directors of Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, has named Mark Schiller, President and Chief Executive Officer of The Hain Celestial Group, Inc., as a director, effective immediately.

“We’re pleased to welcome Mark to Kontoor’s Board of Directors,” said Bob Shearer, Chairman of the Board, Kontoor Brands. “Mark is a talented and strategic leader with an entrepreneurial spirit. His extensive experience leading and growing global consumer brands as well as his deep understanding of sales, marketing and consumer insights will be an excellent addition to our Board.”

Mr. Schiller will serve on the Audit Committee of Kontoor’s Board of Directors.
Mr. Schiller, 59, has served as President and Chief Executive Officer of The Hain Celestial Group since November 2018, and as a member of that company’s board of directors since December 2018. Prior to joining The Hain Celestial Group, he spent eight years with Pinnacle Foods, Inc., most recently serving as Executive Vice President and Chief Commercial Officer, leading the grocery and frozen segments and key commercial functions. During his tenure with Pinnacle Foods, Mr. Schiller progressed through roles of increasing scope and responsibility across the company’s Retail, Birds Eye Frozen and Duncan Hines Grocery divisions. Previously, he spent eight years at PepsiCo, Inc., in a number of leadership positions, including Senior Vice President of Frito Lay New Ventures, President of Quaker Foods and Snacks North America, and Senior Vice President and General Manager of Frito Lay Convenience Foods Division. Earlier in his career, Mr. Schiller held senior roles with Tutor Time Learning Systems, Inc. and Valley Recreation Products, Inc. He began his career at the Quaker Oats Company.

Mr. Schiller holds a bachelor’s degree in sociology from Tulane University and a Master’s in Business Administration from Columbia University.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Contacts

Investors:
Eric Tracy, (336) 332-5205
Senior Director, Investor Relations
Eric.Tracy@kontoorbrands.com
or
Media:
Vanessa McCutchen, (336) 332-5612
Vice President, Corporate Communications
Vanessa.McCutchen@kontoorbrands.com

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